Sit Investment Associates, Inc.
Fixed Income

June 2007

Sit Investment Associates, Inc.
3300 IDS Center
80 South Eighth Street
Minneapolis, MN 55402-2211
Phone: 800-332-5580
Fax: 612-342-2111
Web Site: www.sitfunds.com

## Outline of Presentation

I. Minnesota Tax-Free Income Fund

II. Sit Tax-Free Income Fund

III. Sit U.S. Government Securities Fund

## I. Sit Minnesota Tax-Free Income Fund

The Fund seeks high current income that is exempt from federal regular income tax and Minnesota regular personal income tax consistent with preservation of capital.

The following performance data quoted represents past performance. Past performance does not guarantee future results. The investment return and principal value of an investment will fluctuate so that an investor's shares, when redeemed, may be worth more or less than their original cost. Current performance may be lower or higher than the performance data quoted. Performance data current to the most recent month-end can be obtained at www.sitfunds.com or 800-332-5580.

## Sit MN Tax Free Income Fund - Net of Fees
(As of 6/30/07)



1994
1995
1996
1997
1998
1999
2000
2001
2002
2003
2004
2005
2006
2Q07
Total Return (%)
12.0
10.0
8.0
6.0
4.0
2.0
0.0
-2.0
-4.0
0.63
-1.28
11.90
11.65
5.89
4.22
8.19
6.38
6.14
5.84
-3.82
0.74
8.09
7.72
5.85
6.21
7.06
9.27
4.42
4.13
3.68
2.72
4.44
0.95
4.92
3.34
-0.13
-0.32
Sit MN Tax Free Income Fund
Lehman 5-Year Municipal Bond Index



1 Year
3 Years
5 Years
10 Years
Since Inception (12/1/93) Annualized
Annualized Total Return (%)
6.0
5.0
4.0
3.0
2.0
1.0
0.0
5.32
3.85
5.22
2.85
5.16
3.22
5.46
4.51
5.92
4.65
Sit MN Tax Free Income Fund
Lehman 5-Year Municipal Bond Index


Sit MN Tax-Free Income Fund
12 Month Distribution Rate
12/31/94 - 6/30/07
12 Month Distribution Rate
6.0
5.5
5.0
4.5
4.0
3.5
3.0
2.5
2.0
Dec-94
Jun-95
Dec-95
Jun-96
Dec-96
Jun-97
Dec-97
Jun-98
Dec-98
Jun-99
Dec-99
Jun-00
Dec-00
Jun-01
Dec-01
Jun-02
Dec-02
Jun-03
Dec-03
Jun-04
Dec-04
Jun-05
Dec-05
Jun-06
Dec-06
Jun-07
Sit MN Tax Free Income Fund (12 Month Distribution Rate)
Lehman 5-Year Municipal Bond Index (Yield to Worst)

Please refer to the general disclosure cited on the title page. Please refer to the performance data disclosure cited on the Mid Cap Growth title page.

# Sit Minnesota Tax-Free Income Fund

## Portfolio Characteristics

| | 12/31/1994 | 12/31/1995 | 12/31/1996 | 12/31/1997 | 12/31/1998 | 12/31/1999 | 12/31/2000 | 12/31/2001 | 12/31/2002 | 12/31/2003 | 12/31/2004 | 12/31/2005 | 12/31/2006 | 6/30/2007 |
|---|---|---|---|---|---|---|---|---|---|---|---|---|---|---|
| **QUALITY** | | | | | | | | | | | | | | |
| AAA | 13.9 % | 21.0 % | 20.8 % | 21.9 % | 17.8 % | 22.3 % | 14.2 % | 15.8 % | 15.4 % | 13.4 % | 17.1 % | 17.3 % | 19.6 % | 21.6 % |
| AA | 20.6 | 21.6 | 20.8 | 19.0 | 24.1 | 13.8 | 14.3 | 12.4 | 9.4 | 13.3 | 6.2 | 12.6 | 10.7 | 8.2 |
| A | 22.3 | 10.7 | 12.8 | 15.1 | 11.7 | 11.2 | 13.5 | 19.4 | 21.2 | 17.9 | 16.7 | 13.2 | 10.9 | 11.0 |
| BBB | 35.5 | 34.5 | 32.4 | 25.2 | 28.6 | 7.7 | 8.3 | 8.4 | 7.8 | 13.4 | 14.2 | 15.4 | 13.4 | 14.9 |
| NON-RATED | 7.5 | 6.8 | 9.4 | 12.3 | 12.8 | 45.7 | 42.6 | 39.5 | 37.8 | 40.5 | 38.1 | 35.0 | 40.2 | 39.5 |
| CASH EQUIVALENTS | 0.2 | 5.3 | 3.7 | 6.6 | 5.0 | -0.7 | 7.1 | 4.5 | 8.4 | 1.5 | 7.7 | 6.5 | 5.2 | 4.9 |
| | 100.0 % | 100.0 % | 100.0 % | 100.0 % | 100.0 % | 100.0 % | 100.0 % | 100.0 % | 100.0 % | 100.0 % | 100.0 % | 100.0 % | 100.0 % | 100.1 % |
| **AVERAGE RATING** | A2 / A | A2 / A | A2 / A | A2 / A | A2 / A | A3 / A | A3 / A | A2 / A | A2 / A | A2 / A | A3 / A | A2 / A | A2 / A | A2 / A |
| **PORTFOLIO COMPOSITION** | | | | | | | | | | | | | | |
| HOUSING | 53.9 % | 52.5 % | 54.0 % | 56.1 % | 49.5 % | 51.2 % | 46.7 % | 48.5 % | 43.3 % | 40.8 % | 36.0 % | 28.9 % | 27.2 % | 26.4 % |
| HOSPITAL | 19.9 | 18.2 | 16.3 | 12.8 | 19.1 | 24.2 | 21.3 | 19.4 | 15.6 | 18.2 | 18.9 | 22.3 | 21.5 | 22.2 |
| INSURED | 4.1 | 3.6 | 2.6 | 1.5 | 2.3 | 1.7 | 2.6 | 3.6 | 6.0 | 6.8 | 7.8 | 6.7 | 8.7 | 6.5 |
| INSURED - G.O. | 0.0 | 0.0 | 0.0 | 0.0 | 0.0 | 0.0 | 0.0 | 0.0 | 0.0 | 0.0 | 0.0 | 0.9 | 0.2 | 0.2 |
| OTHER REVENUE | 0.9 | 6.6 | 7.0 | 8.2 | 4.7 | 6.1 | 5.1 | 6.0 | 10.4 | 7.6 | 8.6 | 7.9 | 8.7 | 9.0 |
| IDR/PCR | 15.0 | 11.3 | 9.3 | 4.1 | 5.2 | 4.3 | 4.1 | 4.5 | 5.3 | 9.2 | 6.8 | 7.5 | 5.7 | 5.4 |
| CASH EQUIVALENTS | 0.2 | 5.3 | 3.7 | 6.6 | 5.0 | -0.7 | 7.1 | 4.5 | 8.4 | 1.5 | 7.7 | 6.5 | 5.2 | 4.9 |
| ESC. TO MAT/PRE REF | 0.0 | 0.0 | 0.0 | 1.8 | 0.9 | 1.7 | 2.7 | 1.3 | 1.8 | 1.6 | 4.1 | 4.9 | 6.6 | 8.7 |
| EDUCATION | 0.8 | 0.0 | 2.0 | 1.3 | 2.3 | 3.3 | 3.7 | 2.4 | 3.4 | 3.5 | 4.7 | 4.2 | 9.2 | 9.4 |
| LEASES | 4.0 | 1.1 | 0.9 | 3.1 | 3.2 | 3.5 | 2.3 | 3.0 | 2.8 | 2.2 | 2.3 | 3.7 | 3.3 | 3.1 |
| GENERAL OBLIGATION | 1.2 | 1.4 | 1.4 | 0.9 | 2.6 | 1.1 | 0.9 | 1.5 | 0.8 | 6.7 | 1.9 | 4.5 | 2.4 | 1.8 |
| PUBLIC FACILITIES | 0.0 | 0.0 | 2.8 | 1.0 | 0.8 | 0.9 | 1.2 | 1.9 | 1.2 | 1.5 | 0.8 | 0.1 | 0.5 | 0.4 |
| UTILITIES | 0.0 | 0.0 | 0.0 | 0.0 | 0.0 | 0.4 | 0.2 | 1.9 | 0.5 | 0.4 | 0.4 | 1.9 | 0.8 | 1.8 |
| MUTUAL FUNDS | 0.0 | 0.0 | 0.0 | 2.6 | 4.4 | 2.3 | 2.1 | 1.5 | 0.5 | 0.0 | 0.0 | 0.0 | 0.0 | 0.2 |
| | 100.0 % | 100.0 % | 100.0 % | 100.0 % | 100.0 % | 100.0 % | 100.0 % | 100.0 % | 100.0 % | 100.0 % | 100.0 % | 100.0 % | 100.0 % | 100.0 % |
| **STATED MATURITY (Years)** | 17.6 | 18.2 | 17.4 | 19.4 | 19.5 | 19.6 | 16.5 | 15.5 | 14.1 | 13.8 | 13.1 | 12.8 | 14.0 | 15.2 |
| **DURATION TO AVERAGE LIFE (Years)** | 6.4 | 6.6 | 7.3 | 7.7 | 7.5 | 8.0 | 7.0 | 6.1 | 5.2 | 4.7 | 4.2 | 3.8 | 4.2 | 4.6 |
| **IMPLIED DURATION (Years)** | 4.4 | 3.6 | 3.9 | 4.8 | 6.9 | 7.5 | 7.6 | 4.8 | 4.2 | 4.2 | 4.2 | 4.2 | 4.8 | 4.9 |
| **30-DAY SEC YIELD (%)** | 6.2 | 5.5 | 5.5 | 5.1 | 4.7 | 5.5 | 5.6 | 5.3 | 4.9 | 4.7 | 4.5 | 4.4 | 4.4 | 4.4 |
| **LEHMAN 5-YR YIELD TO WORST** | 5.7 | 4.4 | 4.6 | 4.2 | 3.9 | 4.9 | 4.3 | 3.8 | 2.6 | 2.5 | 2.9 | 3.5 | 3.6 | 4.0 |
| **LEHMAN 5-YR MOD DUR TO WORST** | 4.3 | 4.4 | 4.2 | 4.2 | 4.2 | 4.1 | 3.9 | 3.8 | 3.9 | 4.1 | 4.1 | 4.1 | 4.1 | 4.1 |

Please refer to the general disclosure cited on the title page. Please refer to the performance data disclosure cited on the Sit MN Tax Free Income Fund title page.

# Key Portfolio Measurement Statistics

As of 6/30/07



Standard Deviation
Standard Deviation
3.0
2.5
2.0
1.5
1.0
0.5
0.0
3 Years
5 Years
7 Years
10 Years
Sit MN Tax-Free Income Fund (Net)
Lehman 5-Year Municipal Bond Index



Sharpe Ratio
Sharpe Ratio
1.2
1.0
0.8
0.6
0.4
0.2
0.0
3 Years
5 Years
7 Years
10 Years
Sit MN Tax-Free Income Fund (Net)
Lehman 5-Year Municipal Bond Index



Annualized Returns
Total Return (%)
6.0
5.0
4.0
3.0
2.0
1.0
0.0
3 Years
5 Years
7 Years
10 Years
Sit MN Tax-Free Income Fund (Net)
Lehman 5-Year Municipal Bond Index



Alpha
Alpha
1.6
1.2
0.8
0.4
0.0
3 Years
5 Years
7 Years
10 Years
Sit MN Tax-Free Income Fund (Net)

Please refer to the general disclosure cited on the title page. Please refer to the performance data disclosure cited on the Sit MN Tax Free Income Fund title page.

# II. Sit Tax-Free Income Fund

The following performance data quoted represents past performance. Past performance does not guarantee future results. The investment return and principal value of an investment will fluctuate so that an investor's shares, when redeemed, may be worth more or less than their original cost. Current performance may be lower or higher than the performance data quoted. Performance data current to the most recent month-end can be obtained at www.sitfunds.com or 800-332-5580.

Investors should consider the investment objectives, risks, and charges and expenses of the Investment Company carefully before investing. The Fund's prospectus contains this and other information about the Fund. A prospectus may be obtained at www.sitfunds.com or 800-332-5580, and should be read carefully before investing.

# Sit Tax Free Income Fund - Net of Fees
(As of 6/30/07)



1994 1995 1996 1997 1998 1999 2000 2001 2002 2003 2004 2005 2006 2Q07
Total Return (%)
15.0
12.0
9.0
6.0
3.0
0.0
-3.0
-6.0
-0.63
-1.28
12.86
11.65
5.69
4.22
9.87
6.38
6.29
5.84
-4.01
0.74
8.32
7.72
5.84
6.21
5.69
9.27
2.87
4.13
3.96
2.72
3.30
0.95
3.54
3.34
0.09
0.93
Sit Tax Free Income Fund
Lehman 5-Year Municipal Bond Index



1 Year
3 Years
5 Years
10 Years
Since Inception (9/29/88) Annualized
Annualized Total Return (%)
6.0
4.0
2.0
0.0
4.96
3.85
4.28
2.85
4.28
3.22
4.98
4.51
6.82
4.91
Sit Tax Free Income Fund
Lehman 5-Year Municipal Bond Index

Please refer to the general disclosure cited on the title page. Please refer to the performance data disclosure cited on the Sit Tax Free Income Fund title page.


Sit Tax-Free Income Fund
12 Month Distribution Rate
12/31/94 - 6/30/07
12 Month Distribution Rate
6.0
5.5
5.0
4.5
4.0
3.5
3.0
2.5
2.0
Dec-94
Dec-95
Dec-96
Dec-97
Dec-98
Dec-99
Dec-00
Dec-01
Dec-02
Dec-03
Dec-04
Dec-05
Dec-06
Sit Tax Free Income Fund (12 Month Distribution Rate)
Lehman 5-Year Municipal Bond Index (Yield to Worst)

# Sit Tax-Free Income Fund

## Portfolio Characteristics

| | 12/31/1994 | 12/31/1995 | 12/31/1996 | 12/31/1997 | 12/31/1998 | 12/31/1999 | 12/31/2000 | 12/31/2001 | 12/31/2002 | 12/31/2003 | 12/31/2004 | 12/31/2005 | 12/31/2006 | 6/30/2007 |
|---|---|---|---|---|---|---|---|---|---|---|---|---|---|---|
| **QUALITY** | | | | | | | | | | | | | | |
| AAA | 7.0 % | 8.0 % | 9.8 % | 18.6 % | 22.3 % | 21.3 % | 17.8 % | 21.3 % | 23.5 % | 24.9 % | 30.8 % | 30.6 % | 31.6 % | 27.8 % |
| AA | 10.9 | 8.1 | 10.7 | 12.5 | 17.1 | 15.2 | 15.4 | 10.8 | 7.0 | 5.1 | 5.5 | 4.4 | 3.1 | 6.3 |
| A | 41.2 | 35.9 | 36.6 | 32.4 | 25.7 | 26.5 | 25.3 | 29.9 | 34.1 | 29.1 | 26.2 | 21.2 | 18.7 | 17.8 |
| BBB | 40.3 | 43.7 | 39.5 | 33.7 | 27.5 | 36.2 | 37.1 | 32.7 | 27.3 | 30.7 | 30.4 | 33.7 | 33.8 | 33.5 |
| NON-RATED | 0.9 | 0.8 | 0.5 | 0.0 | 0.0 | 0.4 | 3.2 | 3.4 | 5.0 | 7.3 | 3.1 | 3.6 | 11.2 | 13.9 |
| | -0.3 | 3.5 | 2.9 | 2.8 | 7.4 | 0.4 | 1.2 | 1.9 | 3.1 | 2.9 | 4.0 | 6.5 | 1.6 | 0.7 |
| | 100.0 % | 100.0 % | 100.0 % | 100.0 % | 100.0 % | 100.0 % | 100.0 % | 100.0 % | 100.0 % | 100.0 % | 100.0 % | 100.0 % | 100.0 % | 100.0 % |
| **AVERAGE RATING** | A3/A- | A3/A- | A2/A | A2/A | A1/A+ | A1/A+ | A2/A | A2/A | A2/A | A2/A | A1/A+ | A1/A+ | A1/A+ | A2/A |
| **PORTFOLIO COMPOSITION** | | | | | | | | | | | | | | |
| HOUSING | 37.4 % | 35.3 % | 46.3 % | 42.8 % | 39.7 % | 42.1 % | 38.2 % | 34.1 % | 29.1 % | 23.0 % | 20.3 % | 16.4 % | 15.9 % | 18.1 % |
| HOSPITAL | 25.2 | 24.9 | 20.8 | 22.6 | 19.9 | 21.6 | 20.9 | 17.5 | 18.0 | 20.7 | 18.5 | 18.5 | 20.2 | 21.8 |
| IDR/PCR | 15.6 | 10.5 | 6.4 | 4.5 | 2.9 | 2.0 | 1.6 | 2.1 | 4.4 | 10.2 | 9.3 | 8.9 | 5.5 | 3.8 |
| EDUCATION | 2.5 | 1.1 | 0.5 | 1.2 | 3.2 | 5.0 | 6.0 | 4.1 | 3.3 | 4.4 | 4.2 | 3.9 | 7.8 | 9.1 |
| LEASING | 4.5 | 3.1 | 1.8 | 1.5 | 0.5 | 0.5 | 0.8 | 0.9 | 1.6 | 1.4 | 1.5 | 1.2 | 0.7 | 0.4 |
| INSURED | 5.1 | 6.5 | 4.4 | 6.3 | 9.0 | 10.8 | 12.0 | 13.0 | 14.9 | 18.1 | 22.0 | 21.6 | 22.2 | 18.7 |
| INSURED - G.O. | 0.0 | 0.0 | 0.0 | 0.0 | 0.0 | 0.0 | 0.0 | 0.0 | 0.0 | 0.0 | 0.0 | 2.1 | 2.6 | 2.4 |
| GENERAL OBLIGATION | 0.0 | 0.0 | 0.8 | 0.2 | 0.2 | 0.1 | 0.0 | 0.5 | 1.0 | 0.2 | 0.7 | 0.4 | 1.0 | 1.6 |
| UTILITIES | 1.4 | 0.8 | 0.6 | 0.6 | 0.3 | 0.3 | 0.3 | 0.2 | 2.0 | 0.8 | 2.7 | 3.0 | 1.5 | 2.3 |
| MUTUAL FUNDS | 0.0 | 0.0 | 0.0 | 5.4 | 4.9 | 4.8 | 5.3 | 4.9 | 2.4 | 1.7 | 0.2 | 0.6 | 0.7 | 1.9 |
| SEC. TO MAT/PRE-REF | 0.5 | 0.6 | 2.8 | 1.1 | 2.0 | 1.3 | 1.3 | 1.4 | 0.0 | 0.8 | 1.1 | 2.4 | 4.4 | 5.4 |
| PUBLIC FACILITIES | 2.5 | 1.5 | 2.2 | 0.6 | 0.6 | 1.3 | 1.1 | 1.0 | 1.1 | 0.8 | 1.3 | 1.2 | 0.8 | 0.9 |
| OTHER REVENUE | 5.6 | 12.2 | 10.5 | 10.4 | 9.4 | 9.8 | 11.3 | 18.4 | 19.1 | 14.9 | 14.2 | 13.3 | 15.1 | 12.9 |
| CASH EQUIVALENTS | -0.3 | 3.5 | 2.9 | 2.8 | 7.4 | 0.4 | 1.2 | 1.9 | 3.1 | 3.0 | 4.0 | 6.5 | 1.6 | 0.7 |
| | 100.0 % | 100.0 % | 100.0 % | 100.0 % | 100.0 % | 100.0 % | 100.0 % | 100.0 % | 100.0 % | 100.0 % | 100.0 % | 100.0 % | 100.0 % | 100.0 % |
| **STATED MATURITY (Years)** | 15.0 | 15.1 | 15.6 | 18.8 | 18.0 | 18.2 | 16.6 | 14.4 | 12.9 | 12.6 | 12.6 | 11.6 | 14.0 | 15.3 |
| **DURATION TO AVERAGE LIFE (Years)** | 6.2 | 6.3 | 6.5 | 7.7 | 7.2 | 7.8 | 7.2 | 5.4 | 4.5 | 4.0 | 3.4 | 3.2 | 3.9 | 4.4 |
| **IMPLIED DURATION (Years)** | 4.7 | 4.0 | 3.8 | 5.1 | 7.0 | 7.6 | 7.8 | 5.2 | 4.2 | 3.9 | 3.8 | 3.5 | 4.7 | 5.0 |
| **30-DAY SEC YIELD (%)** | 6.3 | 5.5 | 5.5 | 5.0 | 4.6 | 5.5 | 5.4 | 5.3 | 4.9 | 4.9 | 4.4 | 4.4 | 4.3 | 4.3 |
| **LEHMAN 5-YR YIELD TO WORST** | 5.7 | 4.4 | 4.6 | 4.2 | 3.9 | 4.9 | 4.3 | 3.8 | 2.6 | 2.5 | 2.9 | 3.5 | 3.7 | 4.0 |
| **LEHMAN 5-YR MOD DUR TO WORST** | 4.3 | 4.4 | 4.2 | 4.2 | 4.2 | 4.1 | 3.9 | 3.8 | 3.9 | 4.1 | 4.1 | 4.1 | 4.1 | 4.1 |

Please refer to the general disclosure cited on the title page. Please refer to the performance data disclosure cited on the Sit Tax Free Income Fund title page.

# Key Portfolio Measurement Statistics
As of 6/30/07



Standard Deviation
Standard Deviation
3.0
2.5
2.0
1.5
1.0
0.5
0.0
3 Years
5 Years
7 Years
10 Years
Sit Tax-Free Income Fund (Net)
Lehman 5-Year Municipal Bond Index



Sharpe Ratio
Sharpe Ratio
1.0
0.5
0.0
-0.5
3 Years
5 Years
7 Years
10 Years
Sit Tax-Free Income Fund (Net)
Lehman 5-Year Municipal Bond Index



Annualized Returns
Total Return (%)
5.0
4.0
3.0
2.0
1.0
0.0
3 Years
5 Years
7 Years
10 Years
Sit Tax-Free Income Fund (Net)
Lehman 5-Year Municipal Bond Index



Alpha
Alpha
0.6
0.5
0.4
0.3
0.2
0.1
0.0
-0.1
3 Years
5 Years
7 Years
10 Years
Sit Tax-Free Income Fund (Net)

Please refer to the general disclosure cited on the title page. Please refer to the performance data disclosure cited on the Sit Tax Free Income Fund title page.

## III. Sit U.S. Government Securities Fund

The following performance data quoted represents past performance. Past performance does not guarantee future results. The investment return and principal value of an investment will fluctuate so that an investor's shares, when redeemed, may be worth more or less than their original cost. Current performance may be lower or higher than the performance data quoted. Performance data current to the most recent month-end can be obtained at www.sitfunds.com or 800-332-5580.

# Sit U.S. Government Securities Fund - Net of Fees
(As of 6/30/07)


1994
1995
1996
1997
1998
1999
2000
2001
2002
2003
2004
2005
2006
2Q07
Total Return (%)
15.0
12.0
9.0
6.0
3.0
0.0
-3.0
1.77
-1.75
11.50
14.41
4.99
4.06
8.19
7.72
6.52
8.49
1.37
0.49
9.15
10.47
8.56
8.42
5.79
9.64
1.19
2.29
3.35
2.33
2.49
1.68
4.13
3.84
0.12
1.53
Sit U.S. Government Securities Fund
Lehman Intermediate Government Bond Index


1 Year
3 Years
5 Years
10 Years
Since Inception (6/2/87) Annualized
Annualized Total Return (%)
8.0
6.0
4.0
2.0
0.0
6.27
5.43
4.37
3.19
3.91
3.50
5.75
5.35
7.50
6.68
Sit U.S. Government Securities Fund
Lehman Intermediate Government Bond Index

Please refer to the general disclosure cited on the title page. Please refer to the performance data disclosure cited on the Sit U.S. Government Securities Fund title page.

## Sit U.S. Government Securities Fund

### Portfolio Characteristics

| | 12/31/1995 | 12/31/1996 | 12/31/1997 | 12/31/1998 | 12/31/1999 | 12/31/2000 | 12/31/2001 | 12/31/2002 | 12/31/2003 | 12/31/2004 | 12/31/2005 | 12/31/2006 | 6/30/2007 |
|---|---|---|---|---|---|---|---|---|---|---|---|---|---|
| U.S. Treasury Bonds | 9.1 % | 23.8 % | 8.4 % | 24.6 % | 15.3 % | 6.4 % | 1.0 % | 6.5 % | 5.7 % | 5.1 % | 2.0 % | 3.7 % | 7.5 % |
| U.S. Agency Bonds | 0.0 | 0.0 | 0.0 | 0.0 | 0.0 | 0.0 | 0.0 | 0.0 | 2.4 | 2.7 | 3.9 | 0.8 | 0.7 |
| Collateralized Mortgage Obligations | 7.3 | 7.7 | 16.5 | 7.9 | 14.9 | 27.9 | 44.9 | 32.5 | 19.7 | 25.2 | 30.8 | 35.3 | 32.8 |
| TIPS | 0.0 | 0.0 | 0.0 | 0.0 | 0.0 | 0.0 | 0.0 | 0.0 | 0.0 | 0.0 | 0.0 | 0.0 | 3.8 |
| Mortgage Pass-Through Securities | 78.9 | 67.4 | 73.2 | 64.9 | 69.6 | 63.7 | 48.9 | 54.7 | 66.1 | 64.3 | 62.1 | 59.1 | 46.6 |
| Mutual Funds | 0.0 | 0.0 | 1.5 | 0.0 | 0.0 | 0.0 | 0.0 | 0.0 | 0.0 | 0.0 | 0.0 | 0.0 | 0.0 |
| Cash | 4.7 | 1.1 | 0.4 | 2.6 | 0.2 | 2.0 | 5.2 | 6.3 | 6.1 | 2.7 | 1.2 | 1.1 | 8.6 |
| Totals | 100.0 % | 100.0 % | 100.0 % | 100.0 % | 100.0 % | 100.0 % | 100.0 % | 100.0 % | 100.0 % | 100.0 % | 100.0 % | 100.0 % | 100.0 % |
| Sit Gov't Fund Quality | AGY / AGY | AGY / AGY | AGY / AGY | AGY / AGY | AGY / AGY | AGY / AGY | AGY / AGY | AGY / AGY | AGY / AGY | AGY / AGY | AGY / AGY | AGY / AGY | AGY / AGY |
| Sit Gov't Fund Duration | 2.6 Yr | 3.5 Yr | 2.7 Yr | 2.6 Yr | 3.1 Yr | 3.2 Yr | 2.4 Yr | 1.9 Yr | 2.5 Yr | 2.7 Yr | 2.9 Yr | 3.0 Yr | 2.9 Yrs |
| Lehman Interm. Gov't Duration | 3.0 Yr | 3.0 Yr | 3.0 Yr | 3.2 Yr | 3.1 Yr | 3.2 Yr | 3.3 Yr | 3.2 Yr | 3.4 Yr | 3.4 Yr | 3.3 Yr | 3.3 Yr | 3.3 Yrs |
| Sit Gov't Fund 30-Day SEC Yield | 6.5 % | 6.1 % | 5.7 % | 5.3 % | 6.1 % | 6.3 % | 5.2 % | 3.5 % | 2.8 % | 3.5 % | 4.4 % | 5.0 % | 5.0 % |
| Lehman Interm. Gov't Yield | 5.4 % | 6.1 % | 5.8 % | 4.8 % | 6.5 % | 5.5 % | 3.9 % | 2.3 % | 2.7 % | 3.5 % | 4.5 % | 4.8 % | 5.1 % |

Please refer to the general disclosure cited on the title page. Please refer to the performance data disclosure cited on the Sit U.S. Government Securities Fund title page.

# Key Portfolio Measurement Statistics

As of 6/30/07



Standard Deviation
4.0
3.5
3.0
2.5
2.0
1.5
1.0
0.5
0.0
Standard Deviation
3 Years
5 Years
7 Years
10 Years
Sit U.S. Government Securities Fund (Net)
Lehman Intermediate Government Bond Index



Sharpe Ratio
0.8
0.6
0.4
0.2
0.0
-0.2
-0.4
Sharpe Ratio
3 Years
5 Years
7 Years
10 Years
Sit U.S. Government Securities Fund (Net)
Lehman Intermediate Government Bond Index



Annualized Returns
6.0
5.0
4.0
3.0
2.0
1.0
0.0
Total Return (%)
3 Years
5 Years
7 Years
10 Years
Sit U.S. Government Securities Fund (Net)
Lehman Intermediate Government Bond Index



Alpha
0.6
0.5
0.4
0.3
0.2
0.1
0.0
Alpha
3 Years
5 Years
7 Years
10 Years
Sit U.S. Government Securities Fund (Net)

Please refer to the general disclosure cited on the title page. Please refer to the performance data disclosure cited on the Sit U.S. Government Securities Fund title page.